Exhibit 99.5

745 Seventh Avenue New York, NY 10019 United States

September 14, 2016

CONSENT OF BARCLAYS CAPITAL INC.

We hereby consent to (i) the inclusion of our opinion letter, dated June 15, 2016, to the Board of Directors of Envision Healthcare Holdings, Inc. (“Envision”), as Annex D to the joint prospectus/proxy statement that forms a part of Amendment No. 1 to the Registration Statement on Form S-4 of New Amethyst Corp. (“New Amethyst”), to be filed by New Amethyst on September 15, 2016 (the “Registration Statement”), relating to the Mergers (as defined in the Registration Statement), and (ii) the references in the Registration Statement to such opinion and our firm in the Registration Statement under the headings “Summary—Opinions of Envision’s Financial Advisors”, “The Mergers—Background of the Mergers”, “The Mergers—Envision’s Reasons for the Merger; Recommendation of the Envision Board” and “The Mergers—Opinion of Envision’s Financial Advisor—Barclays.”

In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the rules and regulations adopted by the U.S. Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the U.S. Securities Act of 1933, as amended, or the rules and regulations of the U.S. Securities and Exchange Commission thereunder.

Very truly yours,

BARCLAYS CAPITAL INC.

By:	/s/ Jed Brody
Name:	Jed Brody
Title:	Managing Director